ARTICLES OF AMENDMENT

                                       OF

                     RIVERSOURCE SHORT-TERM CASH FUND, INC.

        Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, RiverSource Short-Term Cash Fund, Inc., incorporated on April 8, 1986, under the laws of the State of Minnesota, amends its Articles of Incorporation to change the name of the corporation to RiverSource Short Term Investments Series, Inc. and the minimum size permitted for a shareholder account.

        New Article I shall be:

                                ARTICLE I - NAME

        The name of this corporation (hereinafter called the "Fund") is:

                 RIVERSOURCE SHORT TERM INVESTMENTS SERIES, INC.


        New Article III, Section 1 shall be:

                          ARTICLE III - CAPITALIZATION
Section 1. The amount of the total authorized Capital Stock of the Corporation shall be $1,000,000,000, consisting of 100,000,000,000 shares of the par value of one cent ($.01) per share. Any or all shares of Capital Stock may be issued in classes or series with designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions, as stated in a resolution providing for the issuance of the class or series of stock as adopted from time to time by the Corporation's Board. Each class or series of shares that the Board may establish may, if the Board so determines by resolution, evidence an interest in a separate and distinct portion of the Corporation's assets. Authority to establish separate portfolios is vested in the Board.




        The corporation has no shares of capital stock outstanding, accordingly pursuant to Section 302A.133 the resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the members of the board of directors at a regular meeting held on January 11-12, 2006.

Dated this 21st day of April, 2006.
                                  RiverSource Short Term Investments Series,Inc.


                                  By /s/  Leslie L. Ogg
                                     ------------------
                                          Leslie L. Ogg
                                          Vice President and Secretary

STATE OF MINNESOTA  )
                      ) ss.
COUNTY OF HENNEPIN  )

        The foregoing instrument was acknowledged before me this 21st day of April, 2006.

                                  By /s/  Diane Kepp
                                     ---------------
                                          Diane Kepp
                                          Notary